FOR IMMEDIATE RELEASE

Magal Announces the Results of the 2010 Annual General Meeting of Shareholders

YAHUD, ISRAEL, June 23, 2010 -- Magal Security Systems Ltd. (NASDAQ GMS: MAGS, TASE: MAGS) today announced that the following resolutions were duly adopted at the 2010 Annual General Meeting of the Shareholders that was duly convened in the offices of the Company on June 23, 2010:

1.
The reelection of Mr. J. Perry, Mr. Nathan Kirsh, Mr. Jacob Even-Ezra and Mr. Barry Stiefel as directors for a term expiring at the 2011 Annual General Meeting of the Shareholders of the Company was approved. The allocation of the votes of the shareholders present in person or voting by proxy with respect to this item is as follows:

•	Mr. J. Perry- 84.2% of the votes of the shareholders present in person or voting by proxy voted "FOR" such nomination, 12.17% voted "Against" such nomination and 3.52% abstained.

•	Mr. J. Even-Ezra - 82.09% of the votes of the shareholders present in person or voting by proxy voted "FOR" such nomination, 14.3% voted "Against" such nomination and 3.51% abstained.

•	Mr. N. Kirsh- 82.07% of the votes of the shareholders present in person or voting by proxy voted "FOR" such nomination, 14.31% voted "Against" such nomination and 3.52% abstained.

•	Mr. Z. Livne- 84.2% of the votes of the shareholders present in person or voting by proxy voted "FOR" such nomination, 12.21% voted "Against" such nomination and 3.52% abstained.

•	Mr. J. Nuss- 84.2% of the votes of the shareholders present in person or voting by proxy voted "FOR" such nomination, 12.18% voted "Against" such nomination and 3.52% abstained.

•	Mr. B. Stiefel- 84.21% of the votes of the shareholders present in person or voting by proxy voted "FOR" such nomination, 12.7% voted "Against" such nomination and 3.52% abstained.

2.
The election of Ms. Liza Zinger and re-election of Mr. Shaul Kobrinsky as Outside Directors was approved. The allocation of the votes of the shareholders present in person or voting by proxy with respect to this item is as follows:

•	Ms. Liza Zinger- 84.21% of the votes of the shareholders present in person or voting by proxy voted "FOR" such nomination, 12.17% voted "Against" such nomination and 3.52% abstained.

•	Mr. Shaul Kobrinsky- 84.18% of the votes of the shareholders present in person or voting by proxy voted "FOR" such nomination, 12.22% voted "Against" such nomination and 3.5% abstained.

3.
The terms of compensation of Mr. J. Even-Ezra, J. Nuss and Z. Livne were approved. 83.84% of the votes of the shareholders present in person or voting by proxy voted "FOR" the adoption of such resolution, 12.43% voted "Against" such nomination and 3.62% abstained. [These directors notified the Company that in light of the recent measures taken by the Company they voluntarily waive 10% of their fees.]

4.
The Amendment to the terms of employment of Mr. J. Perry, effective as of January 1, 2010 was approved.  81.83% of the votes of the shareholders present in person or voting by proxy voted "FOR" the adoption of such resolution, 14.55% voted "Against" such nomination and 3.62% abstained.

5.
The 2010 Israeli Share Option Plan was approved.  81.47% of the votes of the shareholders present in person or voting by proxy voted "FOR" the adoption of such resolution, 14.92% voted "Against" such nomination and 3.61% abstained.

6.
The reappointment of Kost Forer Gabbay & Kasierer, registered public accountants, a member firm of Ernst & Young Global, as the Company's independent registered public accountants for the year ending December 31, 2010, was approved and the Company's Audit Committee was authorized to fix the remuneration of such independent registered public accountants in accordance with the volume and nature of their services; 84.45% of the votes of the shareholders present in person or voting by proxy voted "FOR" the adoption of such resolution, 11.87% voted "Against" such nomination and 3.49% abstained.

About Magal S3

Magal S3 is a leading international provider of security, safety and site management solutions and products (NASDAQ: MAGS).

Over the past 40 years, Magal S3 has delivered tailor-made solutions to hundreds of satisfied customers in over 80 countries.

Magal S3 offers a broad portfolio of unique products used to protect sensitive installations in some of the world’s most demanding locations and harshest climates. This portfolio covers the following three categories:

•	Perimeter Intrusion Detection Systems (PIDS) - a variety of smart barriers and fences, fence mounted detectors, virtual gates, buried and concealed detection systems

•	Close Circuit TV (CCTV) – a comprehensive management platform with a leading Intelligent Video Analysis (IVA) and Video Motion Detection (VMD) engine

•	Physical Security Information Management (PSIM) - a proprietary site management system that enhances command, control and decision making during both routine operations and crisis situations

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward- looking statements, are set forth in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission.

For more information:	Financial Communication Public & Investor Relations

Magal Security Systems Ltd. Ilan Ovadia, CFO Tel: +972 (3) 539-1444 E-mail: ilano@magal-s3.com Web: www.magal-s3.com	Hadas Friedman Tel: +972-3-695-4333 Ext. 6 E-mail: hadas@fincom.co.il Web: www.fincom.co.il